Exhibit 99.1

Leisure Acquisition Corp.

Announces Pricing of $200,000,000

Initial Public Offering

NEW YORK, NY, December 1, 2017 — Leisure Acquisition Corp. (the “Company”), a blank check company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, today announced the pricing of its initial public offering of 20,000,000 units at a price of $10.00 per unit. The units will be listed on the NASDAQ Capital Market and trade under the ticker symbol “LACQU” beginning December 1, 2017. Each unit consists of one share of the Company’s common stock and one-half of one warrant, each whole warrant entitling the holder thereof to purchase one share of common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the common stock and warrants are expected to be listed on the NASDAQ Capital Market under the symbols “LACQ” and “LACQW,” respectively.

Morgan Stanley & Co. LLC is serving as book-running manager, and EarlyBirdCapital, Inc. is acting as lead manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014.

A registration statement relating to the securities has been filed with and declared effective by the Securities and Exchange Commission (“SEC”) on December 1, 2017. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the closing of the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For more information, please contact:

George Peng

Chief Financial Officer, Treasurer and Secretary

Leisure Acquisition Corp.

Phone: (646) 565-6940

george@hydramgmt.com